LAKELAND FINANCIAL CORPORATION
                                  401(k) PLAN

                             FINANCIAL STATEMENTS
                          December 31, 2004 and 2003

                  LAKELAND FINANCIAL CORPORATION 401(k) PLAN
                                Warsaw, Indiana

                             FINANCIAL STATEMENTS
                          December 31, 2004 and 2003


                                   CONTENTS









REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ..................   1


FINANCIAL STATEMENTS

     STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS .....................   2

     STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS............   3

     NOTES TO FINANCIAL STATEMENTS .......................................   4


SUPPLEMENTAL SCHEDULE

     SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR).......  10

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee and Plan Administrators
Lakeland Financial Corporation
401(k) Plan
Warsaw, Indiana


We have audited the accompanying statements of net assets available for benefits of the Lakeland Financial Corporation 401(k) Plan ("Plan") as of December 31, 2004 and 2003, and the related statement of changes in net assets available for benefits for the year ended December 31, 2004. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2004 and 2003, and the changes in net assets available for benefits for the year ended December 31, 2004, in conformity with United States generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic 2004 financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic 2004 financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic 2004 financial statements taken as a whole.



                                                  Crowe Chizek and Company LLC
South Bend, Indiana
June 23, 2005

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                  LAKELAND FINANCIAL CORPORATION 401(k) PLAN




                STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
                          December 31, 2004 and 2003



                                                       2004            2003
                                                       ----            ----
ASSETS

     Investments, at fair value (Note 4)          $ 27,388,773    $ 25,763,158

     Receivables
         Employer contribution                               0         379,303
         Accrued income                                107,218         112,168
                                                  ------------    ------------
                                                       107,218         491,471
                                                  ------------    ------------

         Total assets                               27,495,991      26,254,629
                                                  ------------    ------------

LIABILITIES

     Payable for unsettled trades                      137,146               0
                                                  ------------    ------------

NET ASSETS AVAILABLE FOR BENEFITS                 $ 27,358,845    $ 26,254,629
                                                  ============    ============

See accompanying notes to financial statements.

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                  LAKELAND FINANCIAL CORPORATION 401(k) PLAN
          STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                         Year ended December 31, 2004


Additions to net assets attributed to:
      Investment income
         Net appreciation in fair value of investments (Note 4)   $  2,470,854
         Interest                                                       16,993
         Dividends                                                     432,257
                                                                  ------------
                                                                     2,920,104
      Contributions
         Employer                                                      763,527
         Participants                                                1,107,917
           Rollovers                                                    17,293
                                                                  ------------
                                                                     1,888,737
             Total additions                                         4,808,841

Deductions from net assets attributed to:
      Benefits paid directly to participants or their
        beneficiaries                                                3,700,347
      Administrative expenses                                            4,278
                                                                  ------------
             Total deductions                                        3,704,625

Net increase                                                         1,104,216

Net assets available for benefits
      Beginning of year                                             26,254,629
                                                                  ------------

      End of year                                                 $ 27,358,845
                                                                  ============

See accompanying notes to financial statements.

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                  LAKELAND FINANCIAL CORPORATION 401(k) PLAN
                         NOTES TO FINANCIAL STATEMENTS
                          December 31, 2004 and 2003


NOTE 1 - DESCRIPTION OF PLAN

The following description of the Lakeland Financial Corporation 401(k) Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

General: The Plan is a defined contribution 401(k) profit sharing plan covering substantially all employees of Lakeland Financial Corporation ("LFC") and its subsidiary, Lake City Bank (collectively, "employer"). An employee becomes eligible to enter the Plan on January 1, April 1, July 1 and October 1 following attainment of age 18 and completion of one month of service.

The Plan was originally adopted December 13, 1983 and has been amended. Effective October 10, 2000, the Plan was amended and restated. The provisions of the amended and restated Plan state that the employer each year may set the matching percentage as well as any discretionary contributions. The amended and restated Plan also does not permit loans to plan participants. Effective January 1, 2001, the Plan was further amended. The provisions of the amended Plan state the matching contributions shall be allocated to participants who have completed at least one hour of service during the Plan year. The amended Plan also provides for a six-year graded vesting schedule and that employees working at any branch that is sold shall become 100% vested as of the date of the branch sale. Effective January 1, 2003, the Plan was further amended. The January 1, 2003 amendment states that employees become eligible to participate in the Plan following attainment of age 18 and completion of one month of service. Information regarding the changes to the Plan is provided for general information purposes only. Participants should refer to the amended and restated Plan agreement for a more complete description of the Plan's provisions. The Plan provides for retirement, death, disability and termination benefits, and it is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Investment Funds: The Plan consists of 23 funds, or investment options, one of which is invested primarily in LFC common stock. Ten of the funds are "Fidelity Freedom" funds that are targeted retirement funds consisting of blends of equities and fixed income securities. The "Artisan Mid Cap Fund", "Royce Low Priced Stock Fund", "American Century Large Company Value Fund", "Fidelity Contrafund", "Fidelity Value Fund", "Fidelity Capital Appreciation Fund", "Fidelity Small Cap Stock Fund" and "Fidelity Spartan US Equity Index Fund" are invested primarily in common and preferred stock. The "Fidelity US Bond Index Fund" is invested primarily in fixed income securities. The "Fidelity Retirement Money Market Fund" is invested primarily in short-term fixed income investments having maturities of one year or less, and the "Fidelity Diversified International Fund" is invested primarily in foreign common stocks.

                                  Continued

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NOTE 1 - DESCRIPTION OF PLAN (Continued)

A participant's salary redirection is invested in any of the funds offered at the participant's discretion. Employer matching contributions are initially invested in employer stock. Participants may redirect the matching contributions at their discretion.

Participant Accounts: Each participant's account is credited with the participant's contribution and an allocation of (a) the Corporation's contributions, (b) Plan earnings and (c) forfeitures of non-vested balances of accounts of participants who have left the plan. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

Contributions: The Plan provides that participants may make voluntary pre-tax contributions to the Plan in amounts equal to the maximum amount allowable under the Internal Revenue Code ($13,000 in 2004). Each year the employer may set a matching percentage of up to 6% of a participant's compensation, as well as make discretionary contributions. For 2004, the matching percentage was set at 90% of the first 6% of compensation an employee contributes to the Plan as a voluntary pre-tax contribution. In addition, no discretionary contributions were made.

Retirement, Death and Disability: A participant is entitled to 100% of his or her account balance upon retirement, death or disability.

Vesting: Participants are 100% vested in salary deferral contributions. Effective January 1, 2001, employer contributions vest according to a six-year graded schedule. Prior to January 1, 2001, employer contributions vested according to a seven-year graded schedule.

Payment of Benefits: On termination of service, a participant may elect to receive either a lump sum or a direct rollover equal to the value of his or her vested interest in the account. For distributions of LFC common stock, distributions are made in stock or cash at the participant's option, with the exception of fractional shares which are paid out in cash. Distributions out of the other funds are made in cash.

Loan Provisions: Prior to the restatement of the Plan effective October 10, 2000, participants were able to borrow from their fund accounts a minimum of $1,000 up to a maximum of $50,000 or 50 percent of their account balance, whichever is less. The loans are secured by the balance in the participant's account and bear interest at rates equal to the prime interest rate stated in the Wall Street Journal plus 1% at the date the participant applied for the loan.

                                  Continued

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The policies and principles which significantly affect the determination of net assets and results of operations are summarized below.

Accounting Method: The accounting practices and principles followed by the Plan and the methods of applying those principles conform to U.S. generally accepted accounting principles under the accrual basis.

Investments Valuation and Income Recognition: Investments are stated at fair value. The fair values of mutual fund investments and LFC common stock are based upon quoted market prices. Money market fund investments and participant loans are reported at cost, which approximates fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Net Appreciation (Depreciation) in Fair Value of Investments: In accordance with the policy of stating investments at fair value, net unrealized appreciation (depreciation) for the year along with gains and losses on sales of investments are reflected in the statement of changes in net assets available for benefits as net appreciation (depreciation) in fair value of investments. Unrealized appreciation (depreciation) for investments held as of the end of the current fiscal year is the difference between the current value of those investments and the value of those investments as of the end of the prior fiscal year or the purchase date for investments purchased during the year.

Administrative Expenses: Trustee expenses have been waived by Lake City Bank, the Plan Trustee.

Estimates: The preparation of financial statements in conformity with United States generally accepted accounting principles requires the plan administrator to make estimates and assumptions that affect certain reported amounts and disclosures, and actual results may differ from these estimates.

Concentration of Credit Risk: At December 31, 2004 and 2003, the majority of the Plan's assets were invested in LFC common stock.

Risk and Uncertainties: The Plan provides for various investment options including any combination of certain mutual funds, stocks, and money market funds. The underlying investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statement of net assets available for benefits and participant's individual account balances.

NOTE 3 - PLAN TERMINATION

Although it has not expressed any intent to do so, LFC has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA and its related regulations. In the event of termination, participants will become 100% vested in their accounts.

NOTE 4 - INVESTMENTS

The following presents investments that represent 5 percent or more of the Plan's net assets.

                                                            December 31,
                                                         2004          2003
                                                         ----          ----
     LFC common stock, 508,952 and
       590,356 shares, respectively                 $ 20,205,394  $ 20,851,367
     Fidelity Retirement Money Market Fund,
       1,532,502 and 0 shares respectively             1,532,502             -

The following table presents the net appreciation (including investments bought, sold and held during the year) in fair value for each of the Plan's investment categories for the year ended December 31, 2004.

      Mutual funds                                                $    350,819
      LFC common stock                                               2,120,035
                                                                  ------------
                                                                  $  2,470,854

All of the Plan's investments are uninsured.

NOTE 5 - PARTY-IN-INTEREST TRANSACTIONS

Parties-in-interest are defined under Department of Labor Regulations as any fiduciary of the Plan, any party rendering service to the Plan, the employer, and certain others. Fees paid by the Plan to AMI Benefit Plan Administrators, Inc. and Fidelity Management Trust Company for accounting services amounted to $4,278 for the year ended December 31, 2004.

During 2004, the Plan purchased 46,237 shares of Lakeland Financial Corporation common stock at a cost ranging from $30.73 to $40.66 per share. In 2004, the Plan sold 33,863 shares of Lakeland Financial Corporation common stock at a sales price ranging from $28.28 to $39.62 per share and distributed 93,778 shares of common stock to employees due to termination or retirement.

At December 31, 2004 and 2003, the Plan held the following party-in-interest investments (at estimated fair value):

  2004:

  Lakeland Financial Corporation common stock - 508,952 shares    $ 20,205,394
  Loans to participants                                                  2,675

  2003:

  Lakeland Financial Corporation common stock - 590,356 shares    $ 20,851,367
  Loans to participants                                                  3,440


NOTE 6 - TAX STATUS

The Plan is maintained using a prototype plan document sponsored by Fidelity Management & Research Company. The Internal Revenue Service has ruled in a letter dated December 5, 2001, that the prototype plan qualifies under Section 401 of the Internal Revenue Code (IRC) and is, therefore, not subject to tax under present income tax law. The plan administrator believes that the Plan is being operated in compliance with applicable requirements of the IRC.

NOTE 7 - TERMINATED PARTICIPANTS

Included in net assets available for benefits are amounts allocated to individuals who have withdrawn from the Plan and requested a distribution prior to year-end. Amounts allocated to these participants were approximately $253,954 and $3,185,218 at December 31, 2004 and 2003.

                           SUPPLEMENTAL INFORMATION

                  LAKELAND FINANCIAL CORPORATION 401(k) PLAN
        SCHEDULE H, LINE 4i - SCHEDULE OF ASSETS (HELD AT END OF YEAR)
                               December 31, 2004


Name of Plan Sponsor:                    Lakeland Financial Corporation
                                   ------------------------------------------
Employer Identification Number:                   35-1559596
                                   ------------------------------------------
Three-digit Plan Number:                              004
                                   ------------------------------------------

                                                               (c)
                                                    Description of Investment
                          (b)                       Including Maturity Date,                              (e)
             Identity of Issue, Borrower,         Rate of Interest, Collateral,       (d) (1)           Current
   (a)         Lessor, or Similar Party               Par or Maturity Value            Cost              Value
   ---         ------------------------               ---------------------            ----              -----
         Money market accounts
              Fidelity Institutional Cash                  536,945 units                            $       536,945
              Fidelity Retirement
                Money Market                             1,532,502 units                                  1,532,502
                                                                                                    ---------------
                                                                                                          2,069,447
         Mutual funds
              Artisan Mid Cap Fund                           6,236 units                                    184,325
              Royce Low Price Stock Fund                    15,780 units                                    241,909
              American Century Large
                Company Value Fund                          30,956 units                                    200,903
              Fidelity Contrafund                            4,094 units                                    232,277
              Fidelity Value Fund                            2,781 units                                    198,273
              Fidelity Capital
                Appreciation Fund                           14,506 units                                    377,581
              Fidelity Diversified
                International Fund                          11,932 units                                    341,737
              Fidelity Small Cap Stock Fund                 11,921 units                                    216,481
              Fidelity Freedom Income                        2,110 units                                     23,779
              Fidelity Freedom 2000                            300 units                                      3,621
              Fidelity Freedom 2010                         76,645 units                                  1,043,898
              Fidelity Freedom 2020                         16,860 units                                    235,370
              Fidelity Freedom 2030                         12,426 units                                    174,958
              Fidelity Spartan US Equity Index               4,654 units                                    199,452
              Fidelity US Bond Index                        30,097 units                                    335,275
              Fidelity Freedom 2040                         17,756 units                                    146,843
              Fidelity Freedom 2005                         12,322 units                                    133,082
              Fidelity Freedom 2015                         54,221 units                                    599,145
              Fidelity Freedom 2025                         13,795 units                                    155,611
              Fidelity Freedom 2035                          5,834 units                                     66,737
                                                                                                    ---------------
                                                                                                          5,111,257
    *    Lakeland Financial Corporation
           common stock                                    508,952 shares                                20,205,394
    *    Loans to participants                           Interest rate 9.5%                                   2,675
                                                                                                    ---------------
                                                                                                    $    27,388,773
                                                                                                    ===============

*        Denotes party-in-interest

(1) Cost is not presented as all investments are participant directed investments.

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